EX-21.1
                         Subsidiaries of the Registrant



                                  EXHIBIT 21.1


                  Viking Capital Group, Inc. and Subsidiaries
                     List of subsidiaries of the registrant

The following are current subsidiaries of Registrant.

Subsidiary and Name Under Which Business is Done              Where Organized
------------------------------------------------              ---------------

Viking Capital Financial Services, Inc.                              Texas
Viking Insurance Services, Inc.                                      Texas
Viking Systems, Inc.                                                 Texas
Viking Administrators, Inc.                                          Texas
NIAI Insurance Administrators, Inc.                             California





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